PFO/TREASURER SERVICES AGREEMENT

AGREEMENT made as of September 8, 2010 by and between Harding, Loevner Funds, Inc., a Maryland corporation, with its principal office and place of business at 50 Division Street, Fourth Floor, Somerville, New Jersey 08876 (the “Fund Company”), and Foreside Management Services, LLC, a Delaware limited liability company with its principal office and place of business at Three Canal Plaza, Suite 100, Portland, Maine 04101 (“Foreside”).

WHEREAS, the Fund Company is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company and has created and issued shares in one or more series (each such series a “Fund” and collectively, the “Funds”); and

WHEREAS, the Fund Company desires that Foreside perform certain services and Foreside is willing to provide those services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Fund Company and Foreside hereby agree as follows:

SECTION 1.   APPOINTMENT; DELIVERY OF DOCUMENTS

(a)    The Fund Company hereby appoints Foreside, and Foreside hereby agrees, to provide an employee of Foreside acceptable to the Board of Directors of the Fund Company (the “Board”) to serve as the Principal Financial Officer and Treasurer to the Fund Company (“PFO/Treasurer”) for the period and on the terms and conditions set forth in this Agreement.

(b)    In connection therewith, the Fund Company has delivered to Foreside copies of, and shall promptly furnish Foreside with all amendments of or supplements to: (i) the Fund Company’s Articles of Incorporation and Bylaws (collectively, as amended from time to time, “Organizational Documents”); (ii) the Fund Company’s current Registration Statement, as amended or supplemented, filed with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the 1940 Act (the “Registration Statement”); (iii) the Fund Company’s current Prospectus and Statement of Additional Information (collectively, as currently in effect and as amended or supplemented, the “Prospectus”); (iv) each plan of distribution or similar document that may be adopted by the Fund Company under Rule 12b-1 under the 1940 Act and each current shareholder service plan or similar document adopted by the Fund Company; and (v) all compliance policies, programs and procedures adopted by the Fund Company with respect to the Fund Company. The Fund Company shall deliver to Foreside a certified copy of the resolution of the Board appointing the PFO/Treasurer hereunder and authorizing the execution and delivery of this Agreement. In addition, the Fund Company shall deliver, or cause to deliver, to Foreside upon Foreside’s reasonable request any other documents that would enable Foreside to perform the services described in this Agreement.

SECTION 2.   DUTIES OF FORESIDE

(a)    Subject to the approval of the Board, Foreside shall make available an employee of Foreside who is competent and knowledgeable regarding the management and internal controls of the Fund Company to serve as the Fund Company’s PFO/Treasurer, who will have the authority normally incident to such office, including the authority to execute documents required to be executed by the Fund Company’s “Principal Financial Officer” and/or “Treasurer”.

(b)    Foreside and/or the PFO/Treasurer, as an agent of Foreside, shall provide the services as set forth on Appendix A hereto (the “Services”).

(c)    Foreside shall maintain records relating to the Services, such as policies and procedures, relevant Board presentations, and other records (collectively, the “Records”), as are required to be maintained under the relevant laws, rules and regulations. Such reports shall be maintained in the manner and for the periods as are required under such laws, rules and regulations. The Records shall be the property of the Fund Company. The Fund Company, or the Fund Company’s authorized representatives, shall have access to the Records at all times during Foreside’s normal business hours. Upon the reasonable request of the Fund Company, copies of any of the Records shall be provided promptly by Foreside to the Fund Company or the Fund Company’s authorized representatives at the Fund Company’s expense.

(d)    Nothing contained herein shall be construed to require Foreside to perform any service that could cause Foreside to be deemed an investment adviser for purposes of the 1940 Act or the Investment Advisers Act of 1940, as amended, or that could cause the Fund Company to act in contravention of the Fund Company’s Prospectus or any provision of the 1940 Act. Further, while Foreside will provide services under this Agreement to assist the Fund Company with respect to the Fund Company’s obligations under and compliance with various laws and regulations, Fund Company understands and agrees that Foreside is not a law firm and that nothing contained herein shall be construed to create an attorney-client relationship between Foreside and Fund Company or to require Foreside to render legal advice or otherwise engage in the practice of law in any jurisdiction. Thus, except with respect to Foreside’s duties as set forth in this Section 2, and except as otherwise specifically provided herein, the Fund Company assumes all responsibility for ensuring that the Fund Company complies with all applicable requirements of the Securities Act, the Securities Exchange Act of 1934 (the “Exchange Act”), the 1940 Act and any laws, rules and regulations of governmental authorities with jurisdiction over the Fund Company. All references to any law in this Agreement shall be deemed to include reference to the applicable rules and regulations promulgated under authority of the law and all official interpretations of such law or rules or regulations.

(e)    Foreside does not offer legal or accounting services and does not provide substitute services for the services provided by legal counsel or that of a certified public accountant. Foreside will make every reasonable effort to provide the services described in this

Agreement; however, Foreside does not guarantee that work performed by Foreside for the Fund Company would be favorably received by any regulatory agency.

(f)    In order for Foreside to perform the Services, the Fund Company shall take reasonable steps to (i) encourage all of its service providers to furnish any and all information to Foreside as reasonably requested; and (ii) ensure that Foreside has access to all relevant records and documents maintained by the Fund Company or any service provider to the Fund Company.

(g)    Foreside may provide other services and assistance relating to the affairs of the Fund Company as the Fund Company may, from time to time, request subject to mutually acceptable compensation and implementation agreements.

SECTION 3.  STANDARD OF CARE; LIMITATION OF LIABILITY; INDEMNIFICATION

(a)    Foreside shall be under no duty to take any action except as specifically set forth herein or as may be specifically agreed to by Foreside in writing. Foreside shall perform all of the Services in a professional and workmanlike manner, shall use its best judgment and efforts in rendering the Services and shall not be liable to the Fund Company or any of the Fund Company’s stockholders for any action or inaction of Foreside or the PFO/Treasurer relating to any event whatsoever in the absence of breach of this Agreement, bad faith, reckless disregard, negligence or willful misfeasance. Further, neither Foreside nor the PFO/Treasurer shall be liable to the Fund Company or any of the Fund Company’s stockholders for any action taken, or failure to act, in good faith reliance upon: (i) the advice and opinion of Fund Company counsel; and/or (ii) any certified copy of any resolution of the Board. Neither Foreside nor the PFO/Treasurer shall be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which Foreside and/or the PFO/Treasurer reasonably believe in good faith to be genuine.

(b)    The Fund Company agrees to indemnify and hold harmless Foreside, its affiliates and each of their respective directors, officers, employees and agents and any person who controls Foreside within the meaning of Section 15 of the Securities Act (any of Foreside, its affiliates, their respective officers, employees, agents and directors or such control persons, for purposes of this paragraph, a “Foreside Indemnitee”), out of the assets of the applicable Fund, against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith) arising out of or based upon (i) Foreside’s performance of its duties under this Agreement, or (ii) the breach of any obligation, representation or warranty under this Agreement by the Fund Company.

In no case (i) is the indemnity of the Fund Company in favor of any Foreside Indemnitee to be deemed to protect the Foreside Indemnitee against any liability to which the Foreside Indemnitee would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Fund Company to be liable with respect to any claim made against any Foreside Indemnitee unless the Foreside Indemnitee notifies the Fund Company in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim are served upon the Foreside Indemnitee (or after the Foreside Indemnitee receives notice of service on any designated agent).

Failure to notify the Fund Company of any claim shall not relieve the Fund Company from any liability that it may have to any Foreside Indemnitee unless failure or delay to so notify the Fund Company prejudices the Fund Company’s ability to defend against such claim. The Fund Company shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any claims, but if the Fund Company elects to assume the defense, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the Foreside Indemnitee in the suit. In the event the Fund Company elects to assume the defense of any suit and retain counsel, the Foreside Indemnitee in the suit, shall bear the fees and expenses of any additional counsel retained by it. If the Fund Company does not elect to assume the defense of any suit, it will reimburse the Foreside Indemnitee in the suit for the reasonable fees and expenses of any counsel retained by them.

(c)    Foreside agrees to indemnify and hold harmless the Fund Company, its affiliates and each of their respective directors, officers, employees and agents and any person who controls the Fund Company within the meaning of Section 15 of the Securities Act (any of the Fund Company, its affiliates, each of their directors, officers, employees and agents and such a controlling person, a “Fund Company Indemnitee”) against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith) arising out of or based upon (i) the breach of any obligation, representation or warranty under this Agreement by Foreside, (ii) Foreside’s failure to comply in any material respect with applicable laws, rules or regulations; or (iii) Foreside’s willful misfeasance, bad faith, reckless disregard or negligence.

In no case (i) is the indemnity of Foreside in favor of any Fund Company Indemnitee to be deemed to protect any Fund Company Indemnitee against any liability to which such Fund Company Indemnitee would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is Foreside to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against any Fund Company Indemnitee unless the Fund Company Indemnitee notifies Foreside in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim are served upon the Fund Company Indemnitee (or after the Fund Company Indemnitee has received notice of service on any designated agent).

Failure to notify Foreside of any claim shall not relieve Foreside from any liability that it may have to the Fund Company Indemnitee against whom such action is brought unless failure or delay to so notify Foreside prejudices Foreside’s ability to defend against such claim. Foreside shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if Foreside elects to assume the defense, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the Fund Company Indemnitee in the suit. In the event that Foreside elects to assume the defense of any suit and retain counsel, the Fund Company Indemnitee in the suit, shall bear the fees and expenses of any additional counsel retained by it. If Foreside does not elect to assume the defense of any suit, it will reimburse the Fund Company Indemnitee in the suit for the reasonable fees and expenses of any counsel retained by them.

(d)    No indemnified party shall settle any claim against it for which it intends to seek indemnification from the indemnifying party, under the terms of section 3(b) or 3(c) above, without prior written notice to and consent from the indemnifying party, which consent shall not be unreasonably withheld. No indemnified or indemnifying party shall settle any claim unless the settlement contains a full release of liability with respect to the other party in respect of such action.

(e)    Foreside shall not be liable for the errors of other service providers to the Fund Company or their systems, unless Foreside or its officers or agents caused such errors.

(f)    Except as otherwise set forth in this Section 3(f), the Fund Company agrees that Foreside, its employees, officers and directors shall not be liable to the Fund Company for any actions, damages, claims, liabilities, costs, expenses or losses in any way arising out of or relating to the Services for an aggregate amount in excess of the greater of (i) the fees paid by the Fund Company to Foreside in performing services hereunder through the date of the claim and (ii) $150,000. The provisions of this paragraph shall apply regardless of the form of action, damage, claim, liability, cost, expense or loss, whether in contract, statute, tort (including, without limitation, negligence) or otherwise.

Except to the extent otherwise set forth in this Section 3(f), neither party nor its respective employees, officers and directors shall be liable for consequential, special, indirect, incidental, punitive or exemplary damages, costs, expenses or losses (including, without limitation, lost profits and opportunity costs or fines).

The foregoing paragraphs of this Section 3(f) shall not be construed to protect Foreside, its employees, officers and directors (including the PFO/Treasurer) against any liability to the Fund Company or to its security holders to which such persons otherwise would be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved herein or, as appropriate, in the conduct of his or her office. In addition, no provision of this Agreement shall be construed to protect the PFO/Treasurer against any liability to the Fund Company or to its security holders to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

SECTION 4.   REPRESENTATIONS AND WARRANTIES

(a)	Foreside covenants, represents and warrants to the Fund Company that:

(i) it is a limited liability company duly organized and in good standing under the laws of the State of Delaware;

(ii) it is duly qualified to carry on its business in the State of Maine;

(iii) it is empowered under applicable laws and by its Operating Agreement to enter into this Agreement and perform its duties under this Agreement;

(iv) all requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

(v)       it has access to the necessary facilities, equipment, and personnel with the requisite knowledge and experience to assist the PFO/Treasurer in the performance of his or her duties and obligations under this Agreement;

(vi)      this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Foreside, enforceable against Foreside in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(vii)      it shall report to the Board immediately if Foreside learns about PFO/Treasurer malfeasance, in the event the PFO/Treasurer is terminated as an officer by another fund or terminated by Foreside or in the event that Foreside learns that the PFO/Treasurer may be/is subject to a disqualification under the federal securities laws, including a disqualification set forth in Section 9 of the 1940 Act;

(viii) it shall comply with all applicable laws, rules and regulations; and

(ix) it shall maintain policies of insurance reasonable and customary for its business.

(b)	The Fund Company covenants, represents and warrants to Foreside that:

(i) it is a corporation duly organized and in good standing under the laws of the State of Maryland;

(ii) it is empowered under applicable laws and by its Organizational Documents to enter into this Agreement and perform its duties under this Agreement;

(iii) all requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

(iv) it is an open-end management investment company registered under the 1940 Act;

(v)       this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Fund Company, enforceable against the Fund Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(vi)      a Registration Statement under the Securities Act and the 1940 Act is effective and will remain effective and appropriate State securities law filings have been made and will continue to be made with respect to the Fund Company;

(vii)     the PFO/Treasurer shall be covered by the Fund Company’s Directors & Officers Liability Insurance Policy (the “Policy”), and the Fund Company shall use reasonable efforts to ensure that such coverage be (a) reinstated should the Policy be cancelled; (b) continued after the PFO/Treasurer ceases to serve as an officer of the Fund Company on substantially the same terms as such coverage is provided for all other Fund Company officers after such persons are no longer officers of the Fund Company; and (c) continued in the event the Fund Company merges or terminates, on substantially the same terms as such coverage is provided for all other Fund Company officers. The Fund Company shall provide Foreside with proof of current coverage, including a copy of the Policy, and shall notify Foreside immediately should the Policy be cancelled or terminated; and

(viii)      the PFO/Treasurer is a named officer in the Fund Company’s corporate resolutions and subject to the provisions of the Fund Company’s Organizational Documents regarding indemnification of its officers.

SECTION 5. COMPENSATION AND EXPENSES

(a) In consideration of the services provided by Foreside pursuant to this Agreement, the Fund Company shall pay Foreside the fees and expenses set forth in Appendix B hereto.

All fees payable hereunder shall be accrued daily by the Fund Company and shall be payable monthly in arrears on the first business day of each calendar month for services performed during the prior calendar month. All reasonable and documented out-of-pocket charges incurred by Foreside shall be paid as incurred. If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Upon the termination of this Agreement, the Fund Company shall pay to Foreside such compensation as shall be due and payable as of the effective date of termination.

(b)        Foreside may, with respect to questions of law relating to its services hereunder, apply to and obtain the advice and opinion of Fund Company counsel. The costs of any such advice or opinion shall be borne by the Fund Company out of the assets of the applicable Fund or Funds, provided that the Fund Company shall not bear any such expense in excess of $10,000 with respect to a matter upon which the Foreside seeks such advice or opinion from Fund Company counsel unless Foreside provided prior written notice of such request to the officers or the Board of Directors of the Fund Company.

(c)        The PFO/Treasurer is serving solely as an officer of the Fund Company and neither the PFO/Treasurer nor Foreside shall be responsible for, or have any obligation to pay, any of the expenses of the Fund Company. All Fund Company expenses shall be the sole obligation of the Fund Company, which shall pay or cause to be paid all Fund Company expenses.

SECTION 6.   EFFECTIVENESS, DURATION, TERMINATION AND ASSIGNMENT

(a)        This Agreement shall become effective on the date indicated above or at such time as Foreside commences providing the Services, whichever is later (the “Effective Date”). Upon the Effective Date, this Agreement shall constitute the entire agreement between the parties and shall supersede all previous agreements between the parties, whether oral or written, relating to the Fund Company.

(b)        This Agreement shall continue in effect until terminated in accordance with the provisions hereof.

(c)        This Agreement may be terminated at any time, without the payment of any penalty (i) by the Board on sixty (60) days’ written notice to Foreside or (ii) by Foreside on sixty (60) days’ written notice to the Fund Company.

(d)        The provisions of Sections 3, 6(d), 7, 10, 11, and 12 shall survive any termination of this Agreement.

(e)        This Agreement and the rights and duties under this Agreement shall not be assignable by either Foreside or the Fund Company except by the specific written consent of the other party. All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto.

SECTION 7.   CONFIDENTIALITY

Each party shall comply with the laws and regulations applicable to it in connection with its use of confidential information, including, without limitation, Regulation S-P (if applicable). Foreside agrees to treat all records and other information related to the Fund Company as proprietary information of the Fund Company and, on behalf of itself and its agents, subcontractors and employees, to keep confidential all such information, except that Foreside may release such other information (a) as approved in writing by the Fund Company, which approval shall not be unreasonably withheld and may not be withheld where Foreside is advised by counsel that it may be exposed to civil or criminal contempt proceedings for failure to release the information (provided, however, that Foreside shall seek the approval of the Fund Company as promptly as possible so as to enable the Fund Company to pursue such legal or other action as it may desire to prevent the release of such information) or (b) when so requested in writing by the Fund Company. Foreside shall implement and maintain appropriate security measures for personal information of Fund Company shareholders and others in accordance with applicable laws, rules and regulations.

SECTION 8.   FORCE MAJEURE

Foreside shall maintain a commercially reasonable and regulatorily compliant business continuity and disaster recovery plan. Foreside shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication system or power supply. In addition, except with respect to any subcontractor hired by Foreside, to the extent Foreside’s obligations hereunder are to oversee or monitor the activities of third parties, Foreside shall not be liable for any failure or delay in the performance of Foreside’s duties caused, directly or indirectly, by the failure or delay of such third parties in performing their respective duties or cooperating reasonably and in a timely manner with Foreside.

SECTION 9.   ACTIVITIES OF FORESIDE

(a)        Except to the extent necessary to perform Foreside’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict Foreside’s right, or the right of any of Foreside’s managers, officers or employees who also may be a director, trustee, officer or employee of the Fund Company (including, without limitation, the PFO/Treasurer), or who are otherwise affiliated persons of the Fund Company, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

(b)        Upon prior written approval by the Fund Company, Foreside may subcontract any or all of its functions or responsibilities pursuant to this Agreement to one or more persons,

which may be affiliated persons of Foreside who agree to comply with the terms of this Agreement; provided, that any such subcontracting shall not relieve Foreside of its responsibilities hereunder and Foreside shall be as responsible for each act or failure to act of such subcontractor as if Foreside had itself so acted or failed to act. Foreside may pay those persons for their services, but no such payment will increase Foreside’s compensation or reimbursement of expenses from the Fund Company.

SECTION 10.   COOPERATION WITH INDEPENDENT PUBLIC ACCOUNTANTS

Foreside shall cooperate with the Fund Company’s independent public accountants and shall take reasonable action to make all necessary information available to the accountants for the performance of such accountants’ duties.

SECTION 11.   LIMITATION OF STOCKHOLDER AND DIRECTOR LIABILITY

The directors of the Fund Company and the stockholders of the Fund Company shall not be liable for any obligations of the Fund Company under this Agreement, and Foreside agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the applicable series of the Fund Company.

SECTION 12.   MISCELLANEOUS

(a)        This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware, except to the extent inconsistent with federal law, without regard to the conflict of laws provisions thereof.

(b)        This Agreement may be executed by the parties hereto in any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(c)        If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid. This Agreement shall be construed as if drafted jointly by both Foreside and Fund Company and no presumptions shall arise favoring any party by virtue of authorship of any provision of this Agreement.

(d)        Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(e)    Any notice required or permitted to be given hereunder by either party to the other shall be deemed sufficiently given if in writing and personally delivered or sent by facsimile or registered, certified or overnight mail, postage prepaid, addressed by the party giving such notice to the other party at the address furnished below unless and until changed by Foreside or Fund Company, as the case may be. Notice shall be given to each party at the following address:

(i) To Foreside:	(ii) To Fund Company:
Foreside Management Services, LLC Three Canal Plaza, Suite 100 Portland, Maine 04101 Phone: 207.553.7110 Fax: 207.553.7151	Harding, Loevner Funds, Inc. 50 Division Street, Fourth Floor Somerville, New Jersey 08876 Phone: 908.218-7900 Fax: 908.218.1915

(f)    Invoices for fees and expenses due to Foreside hereunder and as set forth in Appendix B hereto shall be sent by Foreside to the address furnished below unless and until changed by Fund Company (Fund Company to provide reasonable advance notice of any change of billing address to Foreside):

Harding, Loevner Funds, Inc.

c/o Northern Trust

Attn: Tom Dula, Global Fund Services

50 South LaSalle Street

Chicago, IL 60603

Phone: 312.630.8990

Fax: 312.444.5431

Email: tad2@ntrs.com

(g)    Nothing contained in this Agreement is intended to or shall require Foreside, in any capacity hereunder, to perform any functions or duties on any day other than a Fund Company business day. Functions or duties normally scheduled to be performed on any day which is not a Fund Company business day shall be performed on, and as of, the next Fund Company business day, unless otherwise required by law.

(h)    The term “affiliate” and all forms thereof used herein shall have the meanings ascribed thereto in the 1940 Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

HARDING, LOEVNER FUNDS, INC.

By:	/s/ Richard T. Reiter
Name: Richard T. Reiter
Title: Vice President

FORESIDE MANAGEMENTSERVICES, LLC

By:	/s/ David M. Whitaker
David M. Whitaker, Vice President

Appendix A

Services

•	Attend and represent the Fund Company at periodic Board meetings as necessary;

•

Establish the basis to be able to make, and make all necessary representations and certifications including obtaining sub-certifications from various providers (i.e., Sarbanes-Oxley certifications, conformity with GAAP principles, fraud certifications, SEC filings, management representation letters to fund auditors);

•	Review and sign as PFO/Treasurer on all shareholder communications and all SEC filings as required;

•	Serve as an authorized signatory;

•	Undertake periodic risk-based reviews of the Fund Company’s service provider operations to ensure compliance with Fund Company policies and accounting statement requirements;

•

Design and recommend disclosure controls and procedures for financial statements to ensure that all relevant Fund Company financial information is properly disclosed to the executive officers and the Board and implement and maintain disclosure controls as adopted;

•	Ensure the fund administrator is in compliance with Board policies, procedures, by-laws and resolutions as they pertain to expense management;

•	Undertake periodic risk-based reviews of the Fund Company’s service provider operations to ensure compliance with Fund Company policies and accounting statement requirements;

•

Oversee the budgeting and accrual process and authorize the procedures and authorities under which the fund administrator will make expense payments on behalf of the Fund Company, including cross-references to the contracts governing all payee relationships and a careful review of all vendor invoices for accuracy;

•	Coordinate timing of financial statement preparation and filings; review as per certification requirements;

•	Oversee the dividend calculation process;

•	Assist with the negotiation of contracts related to audit fees and fees for services with service providers and independent accountants;

•	Represent the Fund Company as PFO/Treasurer at SEC examinations as required;

•	Present materials to the Board, audit committees and senior management, as required or requested;

•

Periodic review of performance of each service provider against the Fund Company’s policies, procedures and contracts in cooperation with the Fund Company’s Chief Compliance Officer and President. Review performance against industry peer benchmarks; and

•	Other attendant duties of PFO/Treasurer as required.

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Appendix B

(1) Fees for the Services

Once-Only Fees	One-Time
Once-only fee for the Sarbanes-Oxley program review and setup.	WAIVED
Recurring Fees	Per Year
Fee for the services of the Foreside PFO/Treasurer	$80,000 base fee for the Fund Company, plus $3,000 per Fund

Notes: It is acknowledged that the recurring fee does not provide for unlimited access to the services of the PFO/Treasurer and, in the case of regulatory examinations of the Fund Company that will require an extraordinary level of involvement by the PFO/Treasurer, the parties agree to negotiate in good faith regarding fair compensation to Foreside for such additional services. For such purposes, the Fund Company agrees that $200/hour represents a fair assessment of the value of the PFO/Treasurer’s services.

(2)

Out-Of-Pocket and Related Expenses: The Fund Company shall also reimburse Foreside for reasonable out-of-pocket and ancillary expenses incurred in the provision of services pursuant to this Agreement, including but not limited to the following:

(i) reasonable travel expenses incurred in connection with the provision of the services pursuant to this Agreement;
(ii) reasonable travel expenses incurred in connection with travel requested by the Board; and
(iii) any other expenses incurred in connection with the provision of the services pursuant to this Agreement.

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